Exhibit 15.01

The Stockholders and Board of Directors of Union Bankshares Corporation

We are aware of the incorporation by reference in the Registration Statements (Form S-3 No. 333-198710, Form S-3 No. 333-156946, Form S-3 No. 333-102012, Form S-3 No. 333-81199, Form S-8 No. 333-203580, Form S-8 No. 333-193364, Form S-8 No. 333-175808, Form S-8 No. 333-113842 and Form S-8 No. 333-113839) of Union Bankshares Corporation of our report dated August 8, 2017 relating to the unaudited consolidated interim financial statements of Union Bankshares Corporation that are included in its Form 10-Q for the quarter ended June 30, 2017.

Under Rule 436(c) of the 1933 Act, our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the 1933 Act.

/s/ Ernst & Young LLP

Richmond, Virginia
August 8, 2017